UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Materials Pursuant to Rule 14a-12.

UNITED DOMINION REALTY TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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April 2, 2004

Dear Fellow Stockholders:

      Please accept my personal invitation to attend our Annual Meeting of Stockholders to be held on Tuesday, May 4, 2004, at 4:00 p.m. local time at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia.

      The formal business to be conducted at the meeting is the election of directors and the ratification of the selection of our independent auditors, described in the notice that follows this letter. We will also review 2003, report on recent financial results and discuss expectations for the future, and we will be available to answer your questions during the meeting and afterward.

      We rely upon all stockholders to execute and return their proxies promptly in order to avoid costly proxy solicitation. You may also vote your shares electronically through the Internet or by telephone. This will eliminate the need to return your proxy card. Instructions for Internet and telephone voting are on your proxy card. If you attend the Annual Meeting of Stockholders, you may withdraw your proxy at the meeting and vote your shares in person from the floor. Your vote is important to us.

      I look forward to seeing you on May 4, 2004, at 4:00 p.m.

Sincerely,
UNITED DOMINION REALTY TRUST, INC.

ROBERT C. LARSON
Chairman of the Board of Directors

United Dominion Realty Trust, Inc.

Corporate Office: 400 East Cary Street, Richmond, Virginia 23219-3816

Tel: 804.780.2691 Fax: 804.343.1912

Principal Executive Office: 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540

Tel: 720.283.6120 Fax: 720.283.2452

April 2, 2004

Notice of Annual Meeting of Stockholders

To Be Held On Tuesday, May 4, 2004 at 4:00 p.m.

       The Annual Meeting of Stockholders of United Dominion Realty Trust, Inc. will be held at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia, on Tuesday, May 4, 2004, at 4:00 p.m. local time, for the following purposes:

1. To elect ten directors to serve for the ensuing year.

2. To ratify the selection of Ernst & Young LLP to serve as independent auditors for the year ending December 31, 2004.

3. To transact such other business as may properly come before the meeting or any adjournments of the meeting.

      The foregoing items of business are more fully described in the proxy statement accompanying this notice. Stockholders who owned shares of our common stock and our Series E preferred stock at the close of business on March 1, 2004 are entitled to notice of, and to vote at, the meeting.

      All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote your shares as soon as possible.

By Order of the Board of Directors

MARY ELLEN NORWOOD
Corporate Secretary

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting. Most stockholders have three options for submitting their vote: (1) via the Internet at http://www.eproxy.com/udr/, (2) by phone (please see your proxy card for instructions) and (3) by mail, using the paper proxy card.

i

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the board of directors of United Dominion Realty Trust, Inc., a Maryland corporation, for use at our Annual Meeting of Stockholders to be held on May 4, 2004, and at any adjournment, continuation or postponement of the meeting.

      We use a number of abbreviations in this proxy statement. We refer to the company as “United Dominion,” “the company,” “we,” “us” or “our.” The term “proxy solicitation materials” includes this proxy statement, as well as the enclosed proxy card. References to “fiscal 2003” and “fiscal 2004” mean our 2003 fiscal year which began on January 1, 2003 and ended on December 31, 2003 and our 2004 fiscal year which began on January 1, 2004 and will end on December 31, 2004, respectively. Our 2004 Annual Meeting of Stockholders to be held on May 4, 2004 is simply referred to as the “meeting.”

      Our corporate office is located at 400 East Cary Street, Richmond, Virginia 23219-3816 and the telephone number is 804.780.2691. Our principal executive office is located at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540 and the telephone number is 720.283.6120.

      These proxy solicitation materials are being mailed on or about April 2, 2004 to all stockholders entitled to vote at the meeting.

Record Date and Shares Outstanding

      Stockholders who owned shares of our common stock and/or our Series E preferred stock at the close of business on March 1, 2004, referred to in this proxy statement as the record date, are entitled to notice of, and to vote at, the meeting. At the record date, we had 127,533,292 shares of common stock and 3,425,217 shares of Series E preferred stock issued and outstanding.

Revoking Your Proxy

      You may revoke your proxy at any time prior to the date of the meeting by: (1) submitting a later-dated vote, in person at the meeting, via the Internet, by telephone or by mail, or (2) delivering instructions to the attention of the Corporate Secretary at our principal executive office at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540. Any notice of revocation sent to us must include the stockholder’s name and must be received prior to the meeting to be effective.

How Your Proxy Will Be Voted

      All shares represented by properly executed proxies received in time for the meeting will be voted at the meeting in accordance with the instructions marked thereon or otherwise as provided therein, unless such proxies have previously been revoked. Unless instructions to the contrary are marked, or if no instructions are specified, shares represented by proxies will be voted:

•	FOR the election of all nominees for director, and

•	FOR the ratification of the selection of Ernst & Young LLP as independent auditors for fiscal 2004.

      In addition, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the board of directors. We have not received notice of any other matters that may properly be presented at the meeting.

Quorum

      Each share of common stock and each share of our Series E preferred stock outstanding on the record date is entitled to one vote. Cumulative voting is not permitted. A quorum, which is a majority of the outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Votes against a particular proposal will be counted both to determine the presence or absence of a quorum and to determine whether the requisite number of voting shares has been obtained.

Voting

Votes Required

      If a quorum is present, (1) the affirmative vote of a plurality of the votes cast regarding the proposal is required to elect directors and (2) the affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the appointment of Ernst & Young LLP as our independent accountants for fiscal 2004.

Tabulation

      Our transfer agent will tabulate votes cast by proxy by an automated system. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by us to act as election inspectors for the meeting. Abstentions, broker non-votes, which are explained below, and shares as to which authority to vote on any proposal is withheld, are each included in the determination of the number of shares present and voting at the meeting for purposes of obtaining a quorum. Each will be tabulated separately.

Abstentions, Broker Non-Votes

      In the absence of controlling precedent to the contrary, we intend to treat abstentions and broker non-votes in the following manner:

•	An “abstention” occurs when the beneficial owner of shares is present, in person or by proxy, and entitled to vote at the meeting (or when a nominee holding shares for a beneficial owner is present and entitled to vote at the meeting), but such person but does not vote on the particular proposal. Under Maryland law, an abstention is not deemed to be a vote cast for purposes of determining whether stockholder approval of that matter has been obtained. As a result, on proposals requiring a certain percentage of the votes cast, abstentions will have no effect and will not be included in the tabulation of the voting results. On the other hand, on proposals requiring a certain percentage of the shares entitled to vote, abstentions will have the same effect as a vote against such proposal.

•	A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on any proposals, whether such proposals require a certain percentage of the votes cast or a certain percentage of the shares entitled to vote. Therefore, broker “non-votes” and shares as to which proxy authority has been withheld for a particular proposal will not be included in the tabulation of the voting results and will not have the effect of a vote in opposition to such proposal.

With respect to Proposal No. 1 requiring the affirmative vote of a plurality of the votes cast regarding such proposal and Proposal No. 2 requiring the affirmative vote of a majority of the votes cast regarding such proposal, neither abstentions nor broker “non-votes” will have any effect on the results and neither will be included in the tabulation of the voting results.

Solicitation of Proxies

      This solicitation is being made by mail on behalf of our board of directors, but may also be made without additional remuneration by our officers or employees by telephone, telegraph, facsimile transmission, e-mail or personal interview. We will bear the expense of the preparation, printing and mailing of the enclosed form of proxy, notice of annual meeting and this proxy statement and any additional material relating to the meeting that may be furnished to our stockholders by our board subsequent to the furnishing of this proxy statement. We will reimburse banks and brokers who hold shares in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. To obtain the necessary representation of stockholders at the meeting, supplementary solicitations may be made by mail, telephone or interview by our officers or employees, without additional compensation, or selected securities dealers.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      Our board of directors is currently comprised of eleven members, ten of whom are to be elected at the meeting. Mr. McCann will be retiring from the board of directors on the expiration of his term at the meeting at which time the number of directors will be reduced from eleven to ten. The board of directors has nominated the persons named below for election as directors at the meeting. Unless otherwise directed, the proxy holders will vote the proxies received by them for the ten nominees named below. If any of the nominees is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The directors elected will hold their respective offices until the next annual meeting of stockholders or until their successors are elected and qualified.

      The names of the nominees and certain information about them are set forth below.

Name of Nominee	Age	Position(s) With the Company	Director Since

Eric J. Foss	45	Director	2003
Robert P. Freeman	59	Director	1998
Jon A. Grove	59	Director	1998
James D. Klingbeil	68	Vice Chairman of the Board	1998
Robert C. Larson	69	Chairman of the Board	2000
Thomas R. Oliver	55	Director	2003
Lynne B. Sagalyn	56	Director	1996
Mark J. Sandler	62	Director	1996
Robert W. Scharar	55	Director	1996
Thomas W. Toomey	43	Chief Executive Officer, President and Director	2001

      There is no family relationship between any of our directors or executive officers.

      Eric J. Foss has served as the President of the North America division of Pepsi Bottling Group since September 2001. Previously, Mr. Foss served as Executive Vice President of the North America division of Pepsi Bottling Group, from August 2000 to September 2001. Mr. Foss served as Senior Vice President of Sales and Marketing for the North America division of Pepsi Bottling Group, from March 1999 to August 2000 and was General Manager of European Operations for PepsiCo from December 1996 to March 1999.

      Robert P. Freeman has served as President of Landfall Capital LLC, New York, New York, a private real estate merchant bank, since 2001. Previously, Mr. Freeman was a Managing Director of Wells Hill Partners, Ltd., New York, New York, a real estate investment banking firm, from 1999-2001 and a Managing Director of Lazard Frères & Co. LLC, a private investment bank, and President of Lazard Frères Real Estate Investors, L.L.C., or LFREI, a real estate investment company, from 1992 to 1999. He is active in and serves as a director of numerous private companies and charitable organizations.

      Jon A. Grove was the Chairman of the Board of Directors, President and Chief Executive Officer of ASR Investments Corporation since its organization in 1987 until our acquisition of ASR in 1998. He is also a director of American Southwest Holdings, Inc., in Phoenix, Arizona.

      James D. Klingbeil is Vice Chairman of the board of directors and has been the Chairman and Chief Executive Officer of Klingbeil Multifamily Fund IV and Klingbeil Multifamily Fund V, f/k/a American Apartment Communities III, a privately owned REIT based in San Francisco, California, since 1997. He was Chairman and Chief Executive Officer of American Apartment Communities II from 1995 until its merger with the company in December of 1998. He is also Chairman and CEO of Klingbeil Capital Management, The Klingbeil Company and Khempco Building Supply Company. He is a director of Broad Street Financial and numerous private companies.

      Robert C. Larson has been Chairman of the board of directors since March 2001. He has served as a managing director of Lazard Frères & Co. LLC, a private investment bank, and chairman of Lazard Frères Real Estate Investors, LLC, a real estate investment company, since 1999. He is also chairman of Larson Realty Group, a privately owned, Detroit-based company engaged in real estate investment, development, management, leasing and consulting. Mr. Larson was chairman of the Taubman Realty Group from 1990 to 1998 and vice chairman and a director of Taubman Centers, Inc. until his retirement in May 2000. He currently serves as a director of Intercontinental Hotels Group plc and Brandywine Realty Trust. In addition, Mr. Larson represents Lazard as a director of Destination Europe Limited, Commonwealth Atlantic Properties, Inc., Atria Senior Living Group, L.P., and as a member of the Partnership Committee of DP Operating Partnership, L.P.

      Thomas R. Oliver was Chairman of Six Continents Hotels, Inc. from 2002 until his retirement on March 31, 2003. From 1997 to October 2002 he also served as Chief Executive Officer of Six Continents Hotels. From 1996 to 1997 he was Chief Executive Officer of AudioFax, Inc. and from 1993 to 1996 he was Chief Executive Officer of VoiceCom Systems, Inc. From 1991 to 1993 Mr. Oliver served as Chief Operating Officer and Executive Vice President of Worldwide Customer Operations for FedEx. At FedEx he led the development and launch of the FedEx letter packaging concept, and created and led the quality process that enabled FedEx to become the first American service company to win the United States Malcolm Baldrige National Quality Award. He currently serves as a member of the Board of Counselors for the Carter Center, and is a director of Interface, Inc., the world’s largest manufacturer and marketer of carpet tiles.

      Lynne B. Sagalyn, Ph.D. has been a Professor of Real Estate Development and Planning at the University of Pennsylvania, with appointments in both the School of Design (City Planning) and the Wharton School (Real Estate) since January 2004. Previously, she was the Earle W. Kazis and Benjamin Schore Director of the M.B.A. Real Estate Program and director of the Paul Milstein Center for Real Estate at the Columbia University Graduate School of Business, where she was a professor and the director of the program since 1992 through 2003. From 1991 to 1992, she was a visiting professor at Columbia University. From 1987 to 1991, she was an associate professor of Planning and Real Estate Development at Massachusetts Institute of Technology. She is also on the faculty of the Weimer School for Advanced Studies in Real Estate and Land Economics. Dr. Sagalyn is a trustee and Chair of the Audit Committee of Capital Trust, Inc., a public real estate investment trust that specializes in real estate lending, a director of J. P. Morgan U.S. Real Estate Income and Growth Fund, a member of the Advisory

Board of Goldman Family Enterprises, and on the Advisory Board of the Taubman Center for State and Local Government at the J.F.K. School of Government at Harvard University. She has also served on the New York City Board of Education Chancellor’s Commission on the Capital Plan.

      Mark J. Sandler was a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm, in charge of its real estate operations until his retirement in October 1988. Since that time, Mr. Sandler has managed his personal and family investments. Mr. Sandler was a director of South West Property Trust Inc. at the time we acquired South West in 1996.

      Robert W. Scharar is President and a director of FCA Corp., a registered investment advisor, which he founded in 1983. He also serves as a trustee of First Commonwealth Mortgage Trust, Holly Mortgage Trust and Ivy Realty Trust, all of which are REITs advised by FCA Corp. He is also a director of Commonwealth International Series Trust, a mutual fund group, and is the past President and a current director of the American Association of Attorneys-CPAs. Mr. Scharar was a director of South West Property Trust Inc. at the time we acquired South West in 1996.

      Thomas W. Toomey has been our Chief Executive Officer and President since February 2001. Prior to joining us, Mr. Toomey was with Apartment Investment and Management Company, or AIMCO, a publicly traded real estate investment trust, where he served as Chief Operating Officer for two years and Chief Financial Officer for four years. During his tenure at AIMCO, Mr. Toomey was instrumental in the growth of AIMCO from 34,000 apartment units to 360,000 units. He has also served as a Senior Vice President at Lincoln Property Company, a national real estate development, property management and real estate consulting company, from 1990 to 1995 and as an Audit Manager serving real estate clients at Arthur Andersen & Co.

Vote Required and Board of Directors’ Recommendation

      The ten nominees receiving the highest number of affirmative votes cast at the meeting shall be elected as directors.

      Our board of directors recommends that the stockholders vote “FOR” the director nominees listed above.

Board of Directors and Committee Meetings

      The board of directors held nine meetings (including five telephonic meetings) during fiscal 2003. No director attended fewer than 75% of the aggregate of the (1) total number of meetings of the board of directors and (2) the total number of meetings held by all committees of the board of directors on which he or she served during fiscal 2003. The board of directors has standing audit, compensation and executive committees and a corporate governance committee that serves as our nominating committee.

      The board of directors has adopted the following policy on director attendance at meetings: Absent extenuating circumstances, directors are expected to attend in person our Annual Meeting of Stockholders, all regularly scheduled board and committee meetings and to participate telephonically in regularly scheduled board and committee meetings when they are unable to attend in person. All directors attended our 2003 Annual Meeting of Stockholders.

Audit Committee

      The members of the Audit Committee are Lynne B. Sagalyn (Chair), Robert P. Freeman and Robert W. Scharar. The Audit Committee assists the board of directors in its general oversight of our financial reporting, internal controls and audit functions. During fiscal 2003, the Audit Committee held six meetings. Additional information regarding the Audit Committee and its members is contained in the “Audit Committee Report” beginning on page 20 of this proxy statement.

Compensation Committee

      The members of the Compensation Committee are James D. Klingbeil (Chair), Eric J. Foss and Jon A. Grove. The Compensation Committee met six times in fiscal 2003. The Compensation Committee is responsible for administering and approving all elements of compensation for key senior management positions and also reviews and ensures the appropriate administration of our compensation and benefit plans, programs and policies. More specifically, among other things, the committee sets the compensation of our Chief Executive Officer (“CEO”) and also sets annual objectives for, and evaluates the performance of, our CEO, with input from the full board of directors. The Compensation Committee also approves the compensation of the employees who report directly to our CEO and approves all employment agreements. In addition, the Compensation Committee also develops and administers the contributions and awards, if any, under the 401(k) and profit sharing plans and management incentive programs and other management compensation, if any, including the stock purchase plan, the long-term incentive plan and our out-performance program.

Corporate Governance Committee

      The members of the Corporate Governance Committee are Mark J. Sandler (Chair) and Thomas R. Oliver. The corporate governance committee met four times in fiscal 2003. Each of the current members of the Corporate Governance Committee is “independent” as defined by the current New York Stock Exchange listing standards. The Corporate Governance Committee operates pursuant to a written charter adopted by the board of directors. This charter may be found on the company’s website at www.udrt.com.

      The Corporate Governance Committee exercises general oversight of board governance matters, reviews the role, composition and structure of our board of directors and its committees, reviews and evaluates the board and its members, serves as the nominating committee for board members and reviews and updates our Statement on Corporate Governance. Our Statement on Corporate Governance can be found on the company’s website at www.udrt.com.

      In nominating a slate of directors, the Corporate Governance Committee’s goal is to select individuals with skills and experience that can assist the company and the board of directors in achieving our objectives. The Corporate Governance Committee will consider, among other things, whether a potential director candidate has the time available, in light of other business and personal commitments, to perform the responsibilities required for effective service. The Corporate Governance Committee has the authority to retain a third-party search firm to assist us in the identification and selection of director candidates and we retained a search firm to assist us in fiscal 2003.

      The Corporate Governance Committee also considers director nominees proposed by stockholders. Any stockholder who wants to recommend a prospective nominee for consideration should submit the following information no later than December 31, 2004:

•	Biographical information about the candidate and a statement about his or her qualifications;

•	Any other information required to be disclosed about the candidate under the Securities and Exchange Commission’s (“SEC”) proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected); and

•	The names and addresses of the stockholder(s) recommending the candidate for consideration and the number of shares of our common stock beneficially owned by each.

      Such information should be sent to our principal executive office at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540 in care of our Corporate Secretary.

Executive Committee

      The members of the Executive Committee are Robert C. Larson (Chair), James D. Klingbeil and Thomas W. Toomey. The Executive Committee did not meet in fiscal 2003 but acted by unanimous written consent on five occasions. The Executive Committee performs the duties and exercises the powers delegated to it by the board of directors. The Executive Committee meets only when board action on a significant matter is required and it is impractical or not feasible to convene a full meeting of the board.

Corporate Governance

      We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives, including our Statement on Corporate Governance, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and charters for the committees of the board of directors, all of which can be found at www.udrt.com by clicking on “Investor Relations.” The documents noted above will also be provided without charge to any stockholder who requests them. Any changes to these documents, and any waivers granted by us with respect to our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers, will be posted on our website.

      Our policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the New York Stock Exchange and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The board of directors has adopted clear corporate governance policies;

•	Nine of the ten board members are independent of us and our management;

•	The independent directors meet regularly without the presence of management;

•	All members of the Audit Committee, Compensation Committee and Corporate Governance Committee are independent directors;

•	The Chairman of the board of directors is an independent director;

•	The charters of the board committees clearly establish their respective roles and responsibilities;

•	We have a Code of Business Conduct and Ethics that is monitored by our Audit Committee and applies to all of our employees;

•	We have a Code of Ethics for Senior Financial Officers that applies to our principal executive officer and all members of our finance staff, including the principal financial and accounting officer; and

•	We have a hotline available to all employees, and our Audit Committee has procedures in place for the anonymous submission of any employee complaint, including those relating to accounting, internal controls, or auditing matters.

      Stockholder communications to the Chairman of the board of directors should be sent in care of the company, to our principal executive office at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.

Compensation of Directors

      The board of directors’ compensation consists of an annual retainer, an annual restricted common stock retainer, performance-based restricted common stock which vests, if at all, based upon total stockholder return (share price appreciation plus dividends) and cash payments for attendance at meetings of the board of directors and committees of the board of directors.

      In fiscal 2003, each non-employee director received an annual retainer fee of $22,500 ($32,500 for a non-employee chairman of the board of directors) which may be taken in cash or shares of restricted common stock. In addition, each non-employee director receives $1,000 for each regular meeting attended and $300 for each telephonic board meeting attended. Chairpersons of the Executive, Compensation and Governance Committees receive additional annual compensation of $3,000. The chairperson of the Audit Committee receives additional annual compensation of $5,000. Additional meeting fees are paid for committee meetings held outside of the normal board schedule in the amount of $300 for each telephonic meeting, and $500 for each in-person meeting, or $500 per day if a meeting lasts beyond one day.

      In 2003, each non-employee director received a grant of 1,000 shares of restricted stock that vest one year from the date of grant. In addition, each non-employee director received a grant of 4,000 shares of restricted stock (the “Incentive Shares”) that vest one year from the date of grant if the company has met certain performance thresholds. The Incentive Shares will vest based upon our performance during the one-year period as follows:

Number of Shares	Threshold Performance for Expiration of Restrictions

0	Total stockholder return (share price appreciation plus dividends paid) exceeds the Morgan Stanley REIT Index for the year by less than 10%.
4,000	Total stockholder return (share price appreciation plus dividends paid) exceeds the Morgan Stanley REIT Index for the year by 130% or more.

If our performance results fall between these benchmarks, interpolation will be used to determine the number of shares that vest. Directors are entitled to receive dividends during the vesting period; however, any unvested shares at the end of the one-year vesting period will be returned to us and cancelled. All restricted stock granted to our non-employee directors is priced at the closing price of our common stock on the grant date.

We believe that the attraction and retention of quality board members has become more challenging as a result of the Sarbanes-Oxley Act of 2002 and initiatives by the New York Stock Exchange and the SEC. Further, board members in general have seen an increase in time commitments and performance expectations. As a result, in 2004 we will review our non-employee director compensation in order to ensure that we are competitive and to allow us to recruit and retain qualified candidates to serve as directors of the company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the shares of our common stock beneficially owned by (1) each of our directors, (2) our CEO and the four other most highly compensated executive officers, (3) all of our directors and executive officers as a group and (4) all persons known by us to beneficially own more than 5% of our outstanding stock. We have determined the beneficial ownership shown on this table in accordance with the rules of the SEC. Under those rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of March 1, 2004.

	Amount and Nature of Beneficial Ownership

			Shares for Which
			Beneficial
		Shares for Which	Ownership Can
		Beneficial	Be Acquired
		Ownership Can	Upon	Total Beneficial Ownership
	Shares	Be Acquired	Redemption of
	Beneficially	Within 60	Partnership	Number of	Percent of
Name of Beneficial Owner	Owned	Days(1)	Interests(2)	Shares(1)(3)	Class(3)(4)

James D. Klingbeil	53,688	71,679	2,540,072 (5)	2,665,439	2.05%
Thomas W. Toomey	440,075	320,000	635,341 (6)	1,395,416	1.09%
John P. McCann(7)	573,989	612,564	—	1,186,553	*
W. Mark Wallis	52,006	291,296	287,488 (6)	630,790	*
Jon A. Grove	230,795	333,133	—	563,928	*
Christopher D. Genry	94,966	175,000	191,659 (6)	461,625	*
Ella S. Neyland	11,840	59,000	191,659 (6)	262,499	*
Martha R. Carlin	32,856	50,000	114,693 (6)	197,549	*
Mark J. Sandler(8)	120,736	56,448	—	177,184	*
Lynne B. Sagalyn(9)	30,300	49,943	—	80,243	*
Robert W. Scharar	49,172	26,400	—	75,572	*
Robert P. Freeman	57,345	—	—	57,345	*
Robert C. Larson	4,343	19,231	—	23,574	*
Thomas R. Oliver	2,343	—	—	2,343	*
Eric J. Foss	2,270	—	—	2,270	*
All directors and executive officers as a group	2,038,550	2,379,714	4,202,371	8,620,635	6.43%
(26 persons)
Security Capital Preferred Growth Incorporated(10)	7,528,623	3,076,923	—	10,605,546	8.12%
11 South LaSalle Street, Second Floor Chicago, Illinois 60603
Deutsche Bank AG(11)	6,865,496	—	—	6,865,496	5.38%
Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany

*	Represents beneficial ownership of less than 1%.

(1)	Assumes exercise in full of all options exercisable within 60 days of March 1, 2004, by our directors and executive officers and the conversion of all 2,000,000 shares of our outstanding Series D Cumulative Redeemable Convertible Preferred Stock (“Series D”) held by Security Capital

Preferred Growth Incorporated. Each share of Series D is currently convertible into approximately 1.5385 shares of our common stock. For Mr. Grove, this also includes 277,849 shares beneficially held in ASR Investments Corporation Key Executive Share Option Plan.

(2)	Includes the number of shares of common stock into which limited partnership interests in United Dominion Realty, L.P. (“Partnership Interests”) beneficially owned by the person are redeemable if the company elects to issue shares of common stock rather than pay cash on such redemption. The holder of the Partnership Interests has the right to require United Dominion Realty, L.P. to redeem all or a portion of the Partnership Interests held by the holder in exchange for a cash payment based on the market value of our common stock at the time of redemption. However, United Dominion Realty, L.P.’s obligation to pay the cash amount is subject to the prior right of the company to acquire such Partnership Interests in exchange for either the cash amount or shares of our common stock. In the case of the Class I Out-Performance Partnership Shares (the “LLC Units”) of UDR Out-Performance I, LLC (the “LLC”) that may be exchanged at the LLC’s option for Out-Performance Partnership Shares (“OPPSs”) issued by United Dominion Realty, L.P., and then may be exchanged by their holder for Partnership Interests, such redemption rights will not vest until one year after the date of any such exchange of OPPSs for Partnership Interests.

(3)	Such beneficial ownership calculations assume that all Partnership Interests and LLC Units beneficially owned by the person indicated and outstanding as of March 1, 2004, are redeemed in exchange for shares of common stock (notwithstanding any holding period requirements, exchange rights and, in the case of the LLC Units, the absence of a change of control or termination of employment prior to vesting). See Notes (2) and (6).

(4)	Based on 127,533,292 shares of common stock outstanding at the close of business on March 1, 2004. Shares issuable pursuant to options which are exercisable within 60 days of March 1, 2004, upon conversion of our Series D or upon redemption of Partnership Interests, are deemed outstanding for computing the percentage of the person holding such options or shares, but are not deemed outstanding for computing the percentage of any other person.

(5)	Mr. Klingbeil is deemed to indirectly beneficially own 2,540,072 shares of common stock into which Partnership Interests directly owned by certain limited partnerships and limited liability companies are redeemable if the company elects to issue shares of common stock rather than pay cash on such redemption.

(6)	Based on beneficial ownership of LLC Units. The only asset of the LLC is the OPPSs issued by United Dominion Realty, L.P. Beginning on June 1, 2004, the LLC Units may be exchanged at the LLC’s option for OPPSs on a 1:1 basis. Each OPPS is exchangeable for approximately 1.5 Partnership Interests. The LLC will have the right to repurchase the interest of any participant in the LLC at the original purchase price if prior to the end of the forty-month vesting period such participant’s employment with the Company is terminated for any reason other than death or disability.

(7)	Includes 39,500 shares owned by Planned Property Realty Corp., of which Mr. McCann is President and sole stockholder. Mr. McCann will be retiring from our board of directors on the expiration of his term at the meeting.

(8)	Includes 20,000 shares indirectly held in a trust for Mr. Sandler’s children and 33,691 shares in our Dividend Reinvestment and Stock Purchase Plan.

(9)	Includes 1,300 shares of common stock held by Dr. Sagalyn’s husband and 500 shares of common stock jointly owned by Dr. Sagalyn and her daughter, which shares Dr. Sagalyn may be deemed the beneficial owner of as a result of her shared power to vote and dispose of such shares. Dr. Sagalyn disclaims any beneficial ownership interest in such shares.

(10)	Beneficial ownership is as of December 31, 2003, as reflected in a statement on Schedule 13G filed by Security Capital Preferred Growth Incorporated with the SEC on February 17, 2004. Based on information contained in the Schedule 13G, Security Capital Preferred Capital Growth Incorporated

has sole voting and dispositive power with respect to 3,076,923 shares and shared voting and dispositive power with respect to 7,528,623 shares.

(11)	Beneficial ownership is as of December 31, 2003, as reflected in a statement on Schedule 13G filed by Deutsche Bank AG with the SEC on February 17, 2004. Based on information contained in the Schedule 13G, the shares listed in the table above reflect shares deemed to be beneficially owned by the following subsidiaries of Deutsche Bank AG: RREEF America, L.L.C. (sole voting power and sole dispositive power with respect to 6,810,681 shares); and Deutsche Bank Trust Company Americas (sole voting power and sole dispositive power with respect to 54,815 shares).

Compensation of Executive Officers

Summary Compensation Table

      The following table summarizes the total compensation of our CEO and our four other most highly compensated executive officers in fiscal 2003 and, where applicable, the total compensation earned by each such individual for our two previous fiscal years.

Summary Compensation Table

						Long-Term
						Compensation Awards

		Annual Compensation				Restricted	Securities
						Common	Underlying	All Other
Name and Principal Position	Year	Salary		Bonus		Stock	Options	Compensation

Thomas W. Toomey	2003	$250,000		$950,000	(2)	—	—	—
Chief Executive Officer and President	2002	250,000		1,100,000	(3)	—	—	—
	2001	223,229	(1)	1,000,000	(4)	—	320,000	—
W. Mark Wallis	2003	$225,000		$450,000	(2)	—	—	—
Senior Executive Vice President	2002	225,000		575,000	(3)	—	—	—
	2001	170,604	(1)	560,000		—	300,000	$46,720	(6)
Ella S. Neyland	2003	$200,000		$450,000	(2)	—	—	$6,000
Executive Vice President	2002	200,000		650,000	(3)	—	—	1,000	(5)
and Treasurer	2001	151,648	(1)	495,000		—	175,000	125,679	(6)
Christopher D. Genry	2003	$200,000		$500,000	(2)	—	—	$6,000
Executive Vice President and	2002	200,000		550,000	(3)	—	—	1,000	(5)
Chief Financial Officer	2001	151,648	(1)	200,000		—	175,000	83,750	(6)
Martha R. Carlin	2003	$168,000		$335,000	(2)	$50,000 (7)	—	$6,000
Senior Vice President,	2002	165,000		275,000	(3)	—	—	1,000	(5)
Director of Property Operations	2001	140,975	(1)	260,000		—	100,000	26,000	(6)

(1)	This reflects salaries paid between February 12, 2001 and December 31, 2001 for Mr. Toomey, February 26, 2001 and December 31, 2001 for Ms. Carlin, and April 2, 2001 and December 31, 2001 for Messrs. Wallis and Genry, and Ms. Neyland which is when each of the named executive officers joined the company.

(2)	Mr. Toomey received $950,000, Mr. Wallis received $100,000, Ms. Neyland received $100,000, Mr. Genry received $250,000 and Ms. Carlin received $50,000 of their 2003 bonus in the form of a grant of 51,463, 5,417, 5,417, 13,543 and 2,709 shares, respectively, of restricted common stock at a price of $18.46 per share on the date of grant. All of the restricted common stock vests on February 12, 2009. Distributions are paid on the restricted common stock at the same rate as on unrestricted common stock.

(3)	Mr. Toomey received $800,000, Mr. Wallis received $75,000, Ms. Neyland received $100,000, Mr. Genry received $100,000 and Ms. Carlin received $25,000 of their 2002 bonus in the form of a grant of 51,387, 4,817, 6,423, 6,423 and 1,605 shares, respectively, of restricted common stock at the average sales price for the period commencing on February 3, 2003 and ending on February 18, 2003 of $15.57 per share on the date of grant. Mr. Toomey’s shares vest on February 4, 2006. The other named executive officers’ shares vest on February 4, 2005. Distributions are paid on the restricted common stock at the same rate as on unrestricted common stock.

(4)	On February 8, 2002, Mr. Toomey received $1,000,000 of his 2001 bonus in the form of a grant of 70,225 shares of restricted common stock at the closing sales price of $14.24 per share on the date of grant. These shares vest on February 7, 2005. Distributions are paid on the restricted common stock at the same rate as on unrestricted common stock.

(5)	Represents $1,000 non-discretionary 401(k) matching contributions made by us under our Profit Sharing Plan.

(6)	Represents employee commitments and relocation costs for Mr. Wallis, Ms. Neyland, Mr. Genry, and Ms. Carlin of $46,720, $125,679, $82,750 and $25,000, respectively, and includes $1,000 non-discretionary 401(k) matching contributions made by us under our Profit Sharing Plan for both Mr. Genry and Ms. Carlin.

(7)	On October 20, 2003, Ms. Carlin received a grant of 2,740 shares of restricted common stock priced at $18.24 per share on the date of grant. Distributions are paid on the restricted common stock at the same rate as on unrestricted common stock.

      The foregoing compensation table does not include certain fringe benefits made available on a non-discriminatory basis to all of our employees such as group health insurance, dental insurance, long-term disability insurance, vacation and sick leave. In addition, we may make available certain non-monetary benefits to our executive officers with a view to acquiring and retaining qualified personnel and facilitating job performance. We consider such benefits to be ordinary and incidental business costs and expenses. We also did not include in the table the aggregate value of such benefits in the case of the executive officers, which cannot be precisely ascertained but which is the lesser of either (a) 10% of the salary and bonus paid to each such executive officer or to the group, respectively, or (b) $50,000 or $50,000 times the number of individuals in the group, as the case may be.

Option Grants Table

      No stock options were granted during fiscal 2003.

Aggregated Option Exercises and Fiscal Year-End Option Values

      Of our CEO and the four other named executive officers, W. Mark Wallis, Ella S. Neyland and Martha R. Carlin exercised stock options during fiscal 2003. The following table provides information regarding the number of securities underlying unexercised options and the value of unexercised options for each of the named executive officers at the end of fiscal 2003.

Aggregate Option Exercises in 2003 and

2003 Year End Option Value

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options At
			Options at Fiscal Year End		Fiscal Year End(1)
	Shares Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas W. Toomey	—	$—	320,000	—	$2,576,000	$—
W. Mark Wallis	8,704	$48,916	191,296	100,000	$1,333,333	$697,000
Ella S. Neyland	116,000	$593,920	667	58,333	$4,649	$406,581
Christopher D. Genry	—	$—	116,667	58,333	$813,169	$406,581
Martha R. Carlin	50,000	$346,872	16,667	33,333	$129,336	$258,664

(1)	These values are calculated based on the difference between the exercise price(s) and the fair market value of the stock, as determined by reference to the closing sales prices on the New York Stock Exchange as of the exercise date(s) or December 31, 2003, as appropriate.

Agreements with Executive Officers

Change-in-Control Arrangements

      Under each of the Series A Out-Performance Program and Series B Out-Performance Program, the valuation period for each program is accelerated to and ends on the date a change of control occurs. If the performance criteria under the program are satisfied as of such date, the holders of the membership units would have the right to cause United Dominion Realty, L.P. to redeem the membership units for cash in an amount equal to the price per share of our common stock on the date of such redemption, subject to our right to acquire the membership units in exchange for an equal number of shares of our common stock. Our current out-performance program is described in more detail under the heading “Series B Out-Performance Program.”

      Under the provisions of our 1999 Long-Term Incentive Plan, all outstanding options, stock appreciation rights and other awards that may be exercised generally become fully exercisable and all restrictions on outstanding awards will lapse upon the occurrence of a change of control unless otherwise provided in the award agreement. Each of the named executive officers has received an award under the 1999 Long-Term Incentive Plan.

Equity Compensation Plan Information

      The following table provides information about shares of our common stock that we may issue upon the exercise of options, warrants and rights under our existing equity compensation plans. All information is provided as of December 31, 2003.

Number of Securities
Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities	Exercise Price of	Under Equity
	to be Issued Upon	Outstanding	Compensation Plans
	Exercise of	Options,	(Excluding
	Outstanding Options,	Warrants and	Securities Reflected
	Warrants and Rights	Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by the security holders(1)	2,536,187	$11.88	3,028,920
Equity compensation plans not approved by security holders	0	0	0

Total	2,536,187	$11.88	3,028,920

(1)	On May 8, 2001, our stockholders approved the 1999 Long-Term Incentive Plan, which supercedes the 1985 Stock Option Plan, as amended. The plan is designed to be an omnibus plan that allows the board of directors or committee thereof to grant a wide range of compensatory awards including options to purchase shares of common stock, stock appreciation rights, restricted stock, performance units, dividend equivalents, other stock-based awards or any other right relating to common stock or cash. The maximum number of shares of common stock issuable under the plan may not exceed 4,000,000 shares, in the aggregate. The plan generally provides, among other things, that options are granted at exercise prices not lower than the market value of the shares on the date of grant and that options granted must be exercised within 10 years. Shares under options that expire or are cancelable are available for subsequent grant.

      Eligibility. Employees, officers, consultants and directors of us or any of our subsidiaries, as determined by the board or a committee thereof, are eligible to receive benefits under the plan.

      SARs. Stock appreciation rights, or SARs, granted under the plan provide the holder the right to receive the difference between the market value of our common stock on the date of exercise and the grant price per share of the SAR.

      Restricted Shares. An award of restricted shares involves the immediate transfer of shares of our common stock to a participant subject to such performance criteria and payment terms as are determined by the board or a committee thereof in its discretion.

      Dividend Equivalents. An award of dividend equivalents shall entitle the participant to receive payments equal to dividends with respect to all or a portion of the number of shares of common stock subject to an award, as determined by the board or a committee thereof. The dividend equivalents may be paid or distributed when accrued or be deemed to have been reinvested in additional shares of common stock.

      Other Stock-Based Awards. The board or a committee thereof may grant such other awards that are payable in shares of common stock.

Series B Out-Performance Program

      United Dominion Realty, L.P. has outstanding an aggregate of 1,000,000 of its Class II Out-Performance Partnership Shares that it sold to UDR Out-Performance II, LLC. UDR Out-Performance II, LLC then sold a total of 1,000,000 membership units in UDR Out-Performance II, LLC to our senior management at a cash price of $1.00 per membership unit. UDR Out-Performance II, LLC is a limited liability company formed and owned by the holders of the membership units and governed by a board of managers consisting of Messrs. Klingbeil, Larson, Toomey and Wallis.

      The outstanding membership units were sold to our CEO and other most highly compensated executive officers in fiscal 2003, as set forth below, in accordance with our Series B Out-Performance Program.

		Percentage of Units
Name	Number of Units	Awarded

Thomas W. Toomey	340,000	45%
W. Mark Wallis	140,000	19%
Ella S. Neyland	130,000	18%
Christopher D. Genry	130,000	18%

      During fiscal 2003, UDR Out-Performance II, LLC repurchased a total of 260,000 membership units from members of UDR Out-Performance II, LLC whose employment with the company terminated. As of March 10, 2004, 80,000 of such repurchased membership units had been re-issued to certain officers and employees of the company at a cash price of $1.00 per membership unit. None of these re-issuances were made to our CEO or other most highly compensated executive officers.

CERTAIN BUSINESS RELATIONSHIPS

Indebtedness of Management to the Company

      Our executive officers listed in the table below are indebted to us for shares of common stock they purchased pursuant to the Officer’s Stock Purchase and Loan Plan. The table indicates the largest amount of the indebtedness outstanding during fiscal 2003 and the amount outstanding as of March 1, 2004. As provided in the Officer’s Stock Purchase and Loan Plan, such indebtedness bears interest at 7% per annum. The table does not include indebtedness of our executive officers and directors to SunTrust Bank as of March 1, 2004, in the aggregate amount of $5,668,678, which we may be obligated to purchase upon the occurrence of certain events.

	Maximum Indebtedness	Indebtedness at
	During 2003	March 1, 2004

John P. McCann(1)	$1,394,230	$—
Richard A. Giannotti	282,008	140,828
Scott A. Shanaberger	72,132	—
Thomas J. Corcoran	72,112	—
Patrick S. Gregory	72,112	70,361
Other non-executive officers	373,453	98,309
Former employees(2)	338,270	—

Total	$2,604,317	$309,498

(1)	Mr. McCann will retire from the board of directors upon the expiration of his term at the meeting.

(2)	Amounts owed by former employees are due as set forth in the promissory notes between the company and each of the former employees. The notes mature during 2004.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Our Compensation Committee is responsible for developing and administering compensation programs for (1) executive officers, including base salaries, annual incentives and long-term incentive plans and (2) long-term incentive compensation plans for all associates.

Compensation Design and Philosophy

      Our compensation programs are designed to further our primary goal of increasing dividend income and share price appreciation by providing economic motivation to our executive officers and other key employees. More specifically, our compensation program seeks to:

•	provide appropriate incentives for the executives while aligning their interests with those of our stockholders,

•	attract and retain management talent, by providing compensation competitive with other publicly and privately held real estate investment companies, and

•	focus executives on current and long-term business objectives and critical issues.

      The company periodically engages a nationally recognized consulting firm to assist it in developing the compensation program for our executive officers and other key employees. In addition, we review information concerning compensation offered by other companies in the REIT industry, as well as other publicly traded companies similar in size and growth rate to the company, is considered among several factors in developing such compensation packages.

      Compensation of our executive officers is comprised of three components: (1) base salary, (2) annual discretionary compensation and (3) long-term or incentive compensation. With respect to each of these components, the Compensation Committee has adopted the following specific philosophies:

•	base salaries should be approximately equal to industry averages when objectives are met and in the upper percentile of the industry averages when performance is superior,

•	annual incentive compensation, which is tied to company performance and meeting individual objectives, should be designed to bring total compensation to approximately equal to industry averages when performance objectives are met, and

•	long-term incentive compensation, which aligns the interests of executive officers with those of long-term stockholders, should be above industry averages when the long-term performance of our common stock is above average.

      Annual Incentive Compensation. The primary corporate objectives considered in annual incentive compensation for the named executives are: (1) growth in funds from operations per share, or FFO, (2) our total return to common stockholders compared to other REITs as shown on the performance graph in this proxy statement, (3) our balance sheet strength and flexibility, (4) growth of dividend and (5) key company objectives. With respect to other senior management, our CEO establishes performance measures and targets, which vary based on company, departmental and personal performance objectives.

      Long-Term Incentives. During fiscal 2003, the components of our long-term executive incentive compensation were the 1999 Long-Term Incentive Plan and the Series B Out-Performance Program. Each of these programs is intended to align the interests of the executive officers with those of our stockholders.

      The Compensation Committee considers the sale of the membership units under the Out-Performance Programs to be the principal method of retaining key members of senior management and incentivising them to focus on achieving superior total returns for our stockholders.

CEO Compensation

      Mr. Toomey is our CEO and President. In determining Mr. Toomey’s compensation, the Compensation Committee reviewed comparative financial and pay data of selected peer companies in the REIT industry, including compensation packages provided to CEOs of similar companies. Based on this determination and upon negotiation with Mr. Toomey, the Compensation Committee established Mr. Toomey’s base salary for 2003 at $250,000 through March 31, 2003 and $450,000 effective April 1, 2004, representing the 50th percentile for CEOs of our peer REIT comparison group.

      In February 2004, the Compensation Committee awarded Mr. Toomey a bonus of $950,000 for fiscal 2003 payable in the form of a grant of 51,463 shares of restricted common stock, which shares vest on February 12, 2009. The primary factor considered by the Compensation Committee in determining the bonus amount was Mr. Toomey’s significant contributions to the overall performance of our business during the past year as evidenced, in part, by the following achievements:

•	a Total Stockholder Return, or TSR, of 25.3% for fiscal 2003,

•	Funds From Operations, or FFO, growth was third best among our peer REIT comparison group,

•	the improvement in the balance sheet strength and flexibility as evidenced by the increase in fixed charge ratio from 2.19x to 2.52x, representing a 15% increase and which led our peer REIT comparison group,

•	Dividend Growth led our peer REIT comparison group,

•	in fiscal 2003 our composite performance in the following categories ranked in the top quartile of our peer REIT comparison group:

—	Total Stockholder Return;

—	FFO Growth;

—	Improvement in Earnings Multiple;

—	Improvement in Fixed Charge;

—	Same-Store Revenue Growth;

—	Same-Store NOI Growth;

—	Dividend Growth; and

—	FFO Payout Rate

Other Executive Compensation

      Our CEO makes recommendations to, and consults with, the Compensation Committee as to the amount of proposed base salaries for the executive officers who report directly to our CEO. After such consultation, the Compensation Committee sets the base salaries for the year for these executive officers and approves salary ranges for other executive officers based upon salaries paid for similar positions within the real estate and REIT industry (with an emphasis on the multi-family sector) as published in industry statistical surveys and the proposed base salary relative to that of the other executive officers.

      In setting executive officer salaries, our CEO and the Compensation Committee consider the individual officer’s qualifications, past performance and potential for future contributions. In accordance with our stated compensation philosophy, the executive officers’ base salaries for fiscal 2003 were generally within the 40th to 50th percentile range of peer company base salary data obtained by the Compensation Committee.

      Annual incentive awards to these executives were recommended by our CEO and reviewed and approved by the Compensation Committee. Primary considerations were the company’s FFO and TSR results, as well as the assessed contribution of these individual executives to the company’s success.

Series B Out-Performance Program

      During fiscal 2003, UDR Out-Performance II, LLC sold 1,000,000 membership units to members of our senior management. The sale of membership units was made pursuant to our Series B Out-Performance Program which was approved by our stockholders at our 2003 Annual Meeting of Stockholders. The Series B Out-Performance Program is designed to provide participants with the possibility of substantial returns on their investment if the total return on our common stock exceeds targeted levels, while putting the participants’ investment at risk if those levels are not exceeded.

      The membership units have the following features:

•	They represent equity in United Dominion Realty, L.P. and were sold at a cash price of $1.00 per unit to the purchasers in fiscal 2003.

•	The purchase price for the membership units was determined by our board of directors based on the advice of an independent valuation expert.

•	If a holder of membership units leaves our employ prior to the completion of the performance period and the vesting of the membership units, UDR Out-Performance II, LLC has the right, but not the obligation, to repurchase the membership units for the initial price paid by the purchaser. Should UDR Out-Performance II, LLC choose to resell those membership units, the purchase price will be determined by the company’s board of directors based upon the advice of an independent valuation expert.

•	The membership units will have no value unless the cumulative total return on our common stock for the 24-month period from June 1, 2003 to May 31, 2005 exceeds the cumulative total return of the Morgan Stanley REIT Index peer group index over the same period and is at least the equivalent of a minimum 22% total return or 11% annualized.

      If the cumulative total return of our common stock satisfies the above performance criteria at the conclusion of the measurement period, the holders of the membership units will receive distributions and allocations of income and loss from United Dominion Realty, L.P. based on the number of membership units in UDR Out-Performance II, LLC. If on the valuation date the cumulative total return on our common stock does not satisfy the performance criteria then holders of the membership units will forfeit their initial investment.

      During fiscal 2003, UDR Out-Performance II, LLC repurchased a total of 260,000 membership units from members of UDR Out-Performance II, LLC whose employment with the company terminated. As of March 10, 2004, 80,000 of such repurchased membership units had been re-issued to certain officers and employees of the company at a cash price of $1.00 per membership unit. None of these re-issuances were made to our CEO or other most highly compensated executive officers.

Other Compensation Considerations

      Under Section 162(m) of the Internal Revenue Code of 1986, as amended, we may not receive a federal income tax deduction for compensation paid to our CEO or any of the four most highly compensated executive officers to the extent that any of the persons receive more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year.

      Each of our 1999 Long-Term Incentive Plan, the Series A Out-Performance Program and the Series B Out-Performance Program have been designed to qualify as “performance-based” plans and therefore compensation realized in connection with these plans is fully tax deductible on our federal income tax return. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

      The foregoing policies and programs are subject to change as the Compensation Committee deems necessary from time to time to respond to economic conditions, meet competitive standards and to serve our objectives and our stockholders.

COMPENSATION COMMITTEE
James D. Klingbeil, Chairman
Eric J. Foss
Jon A. Grove

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No member of the Compensation Committee was at any time during fiscal 2003 or at any other time an officer or employee of the company. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more executive officers serving as a member of our board of directors or compensation committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

      Based solely on our review of the copies of such forms received by us or written representations from certain reporting persons that no Form 5s were required for such persons, we believe that, during fiscal 2003, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were complied with.

PERFORMANCE GRAPH

      The following graph provides a comparison from December 31, 1998 through December 31, 2003 of the cumulative total stockholder return (assuming reinvestment of any dividends) among the company, the NAREIT Equity REIT Index, Standard & Poor’s 500 Stock Index (the “S&P 500 Index”), the NAREIT Equity Apartment Index and the Morgan Stanley REIT Index:

	1998	1999	2000	2001	2002	2003

United Dominion Realty Trust, Inc.	$100	$105.42	$127.68	$184.96	$226.20	$283.52
NAREIT Equity REIT Index	100	95.38	120.53	137.32	142.57	195.51
S&P 500 Index	100	121.04	110.02	96.94	73.52	97.18
NAREIT Equity Apartment Index	100	110.71	150.00	163.00	153.01	192.00
Morgan Stanley REIT Index	100	95.45	121.04	136.57	141.55	193.56

      The NAREIT Equity Apartment Index and NAREIT Equity REIT Index are published by The National Association of Real Estate Investment Trusts, or NAREIT. Index data reflects monthly reinvestment of dividends and are based upon the monthly closing prices of shares of all tax-qualified equity apartment REITs and equity REITs, including the company, listed on the New York Stock Exchange, the American Stock Exchange or traded in the NASDAQ National Market System. The Morgan Stanley REIT Index is a total-return index comprised of the most actively traded REITs and is designed to be a measure of real estate equity performance.

AUDIT COMMITTEE REPORT

      The following is a report of the Audit Committee with respect to our audited financial statements for fiscal 2003.

      The Audit Committee is composed of three non-employee directors. Each of the current members of the Audit Committee is “independent” as defined by the current New York Stock Exchange listing standards. The board of directors has unanimously determined that Mr. Scharar, a member of the Audit Committee, qualifies as an “audit committee financial expert” within the meaning of the SEC’s regulations and the board of directors has determined that all Audit Committee members are financially literate under the current New York Stock Exchange listing requirements and at least one member has financial management expertise.

      The Audit Committee operates pursuant to a written charter adopted by the board of directors. This charter may be found on the company’s website at www.udrt.com. In general, the Audit Committee charter sets forth:

•	the scope of the Audit Committee’s responsibilities and the means by which it carries out these responsibilities,

•	the outside auditor’s accountability to the board of directors and the Audit Committee, and

•	the Audit Committee’s responsibility to monitor the independence of the outside auditor.

      As described more fully in its charter, the purpose of the Audit Committee is to assist the board of directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, our independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

      The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditor. The Audit Committee serves in a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

      The Audit Committee members have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of our independent auditor included in their report on our financial statements. The Audit Committee’s oversight role does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditor do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent.”

      Among other matters, the Audit Committee monitors the activities and performance of our external auditors, including the audit scope, audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has the sole responsibility for the appointment, compensation and oversight of our independent auditors. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor.

Review with Management

      The Audit Committee has reviewed and discussed our audited financial statements with management. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles.

Review and Discussions with Independent Accountants

      During fiscal 2003, the Audit Committee held meetings with management and the independent auditors to discuss the overall scope and plans for the audit. We also met with the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls. In addition, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2003 and held discussions with management and Ernst & Young LLP on the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications, which includes, among other items, matters related to the conduct of the audit of our financial statements and matters relating to the auditor’s judgments about the acceptability and the quality of the company’s accounting principles. The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from us and our related entities) and has discussed with Ernst & Young LLP their independence from the company. In addition, the Audit Committee has also considered whether the provision of those services set forth in the table below are compatible with Ernst & Young LLP maintaining its independence from the company.

      In reliance on the reviews and the meetings, discussions and reports noted above, the Audit Committee recommended to the full board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

Lynne B. Sagalyn, Chair
Robert P. Freeman
Robert W. Scharar

Audit Fees

      The following table sets forth the aggregate fees billed or to be billed by Ernst & Young LLP, the company’s independent auditing firm, for the following services during fiscal 2003. Certain amounts from fiscal 2002 have been reclassified to conform to the SEC’s new presentation requirements.

Description of Services	2003	2002

Audit Fees(1)	$809,850	$623,200
Audit-Related Fees(2)	$26,500	$40,400
Tax Fees(3)	$441,747	$315,478
All other fees(4)	$25,000	$—

Total	$1,303,097	$979,078

(1)	Audit fees consist of fees for the audit and review of the company’s financial statements, statutory audits, comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)	Audit-related fees consist of fees for audit-related fees for partnership and benefit plan audits, review of proxy materials, accounting advice regarding specific transactions, internal control reviews, and various attestation engagements.

(3)	Tax fees consist of fees for tax compliance, tax advisory services (1031 and state planning), and tax planning.

(4)	All other fees consist of $25,000 for an accounts payable project.

Audit Fees Pre-Approval Policy

      In fiscal 2003, the Audit Committee adopted a formal policy that requires all services which Ernst & Young LLP, the company’s independent auditor, may provide to the company for fiscal 2003, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Pre-Approval Policy of the Audit Committee is attached to this Proxy Statement as Appendix A. The Audit Committee pre-approved all audit and non-audit services provided by Ernst & Young LLP during fiscal 2003.

      No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Our Audit Committee has selected Ernst & Young LLP, independent accountants, to audit our financial statements for fiscal 2004. We expect that a representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer any appropriate questions.

Vote Required and Board of Directors’ Recommendation

      Although it is not required to do so, the board of directors is submitting the Audit Committee’s selection of our independent auditors for ratification by the stockholders at the meeting in order to ascertain the view of our stockholders regarding such selection. The affirmative vote of a majority of the votes cast at the meeting will be required to approve this proposal. Whether the proposal is approved or defeated, the Audit Committee may reconsider its selection.

      Our board of directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2004.

VOTING VIA THE INTERNET OR BY TELEPHONE

For Shares Directly Registered in the Name of the Stockholder

      Stockholders with shares registered directly with Wells Fargo Shareowner Services may vote those shares telephonically by calling toll free 1-800-435-6710, or via the Internet at http://www.eproxy.com/udr/.
Such telephonic and electronic voting via the Internet is permissible under Maryland law.

For Shares Registered in the Name of a Broker or a Bank

      A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by Wells Fargo Shareowner Services for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at

ADP Investor Communication Services’ voting website (www.proxyvote.com). Such telephonic and electronic voting via the Internet is permissible under Maryland law.

DELIVERY OF VOTING MATERIALS

      To reduce the expenses of delivering duplicate voting materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one set of voting materials, meaning the proxy statement and the 2003 annual report to stockholders, to stockholders who share the same address unless otherwise requested. Each stockholder will receive a separate proxy card or voting instruction form and will therefore retain a separate right to vote on all matters presented at the meeting.

      If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials or request that we only send one set of voting materials to you if you are receiving multiple copies by calling us at 720.283.6120 or by writing to us to the attention of Investor Services, 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.

ANNUAL REPORT

      We have mailed to each of our stockholders our annual report for fiscal 2003, which includes audited financial statements for the year ended December 31, 2003. We will, upon written request and without charge, provide to any person solicited hereunder, a copy of our annual report on Form 10-K for the year ended December 31, 2003, including financial statements and financial statement schedules, as filed with the SEC. Requests should be addressed to the attention of Investor Services, 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.

MATTERS TO BE PRESENTED AT THE

2005 ANNUAL MEETING OF STOCKHOLDERS

      In accordance with Rule 14a-8 under the Exchange Act, any stockholder who intends to submit a proposal at our 2005 annual meeting of stockholders and who wishes to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to us for consideration no later than December 3, 2004. Such proposal should be sent to our Corporate Secretary at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.

      SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The discretionary vote deadline for our 2005 annual meeting of stockholders is February 16, 2005 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2005 annual meeting of stockholders, generally without including any disclosure of the proposal in the proxy statement or on the proxy card.

      It is important that proxies be returned promptly. We depend upon all stockholders promptly signing and returning the enclosed proxy to avoid costly solicitation. You can save us considerable expense by signing and returning your proxy at once. You may also vote electronically by the Internet or by telephone as shown on the proxy card and as discussed above.

For the Board of Directors

UNITED DOMINION REALTY TRUST, INC.

MARY ELLEN NORWOOD
Corporate Secretary

Dated: April 2, 2004

APPENDIX A

UNITED DOMINION REALTY TRUST, INC.

PRE-APPROVAL POLICY

OF THE AUDIT COMMITTEE

      I. Policy Statement

      By approval and adoption of this Policy, the Audit Committee of the Board of Directors of United Dominion Realty Trust, Inc., following a review with the lead partner of the company’s independent auditors of proposed services and anticipated costs, has pre-approved engagements between the company and its independent auditor for the types of services described below. If a type of service proposed to be provided by the independent auditor is not described below, the Audit Committee must provide explicit pre-approval of that service prior to any engagement with the company with respect to that type of service. If a type of service proposed to be provided would exceed the pre-approved cost limit listed below with respect to that service, the Audit Committee must provide explicit pre-approval of that service prior to any engagement with the company with respect to that type of service.

      Exhibit A to this Policy describes Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is for 12 months unless the Audit Committee specifically provides for a different period. The Chief Financial Officer, or in his absence, the Chief Accounting Officer, at each meeting of the Audit Committee, shall provide a reconciliation to the Audit Committee of expenses actually incurred as compared to the approved fee limits for each category of services.

      II. Pre-Approval Fee Limits

      Pre-approval fee limits for all services to be provided by the independent auditor will be established annually by the Audit Committee, upon a review with the lead partner of the company’s independent auditors of proposed services and anticipated costs. The Audit Committee will review this policy annually and may revise the list of pre-approved services from time to time, based on subsequent determinations.

      III. Procedures

      If the Audit Committee’s explicit pre-approval is required for any service, the Chief Financial Officer, or in his absence, the Chief Accounting Officer, and the independent auditors shall submit a joint request to the Audit Committee, or its authorized delegate, describing the nature of the proposed services and the anticipated costs, as well as a statement as to whether, in their view, provision of the proposed services would be consistent with the SEC’s rules relating to auditor independence.

      IV. Delegation

      The Audit Committee has delegated to the Chairman of the Audit Committee (and not management) the authority to explicitly pre-approve the company’s engagements with its independent auditors and any variance in the pre-approved fee limits. The Chairman of the Audit Committee shall report any variances to the Audit Committee at the next scheduled meeting after the variance is approved.

EXHIBIT A

PRE-APPROVED AUDIT & NON-AUDIT SERVICES FOR FISCAL YEAR 2003

A)     Audit Services

      The table below lists the audit services, and respective cost limitations, that the Audit Committee has pre-approved for fiscal year 2003.

		Range of Fees

A-1	Statutory audits or financial audits for the Company and subsidiaries or affiliates of the Company	$400,000
A-2	Internal Control Evaluation and Reporting	$100,000
A-3	Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters and consents) and assistance in responding to SEC comment letters	$100,000 per Registration Statement or securities offering
A-4	Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies	$15,000
A-5	Financial statement audits of employee benefit plans	$15,000

B)     Audit-Related Services

      The table below lists the audit-related services, and respective cost limitations, that the Audit Committee has pre-approved for fiscal year 2003.

		Range of Fees

B-1	Due diligence services pertaining to potential business acquisitions/dispositions	$50,000 per transaction
B-2	Closing balance sheet audits pertaining to business acquisitions/dispositions	$50,000 per transaction
B-3	Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters	$50,000
B-4	Internal control reviews and assistance with internal control reporting requirements	$50,000
B-5	Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies	$15,000
B-6	Attest services not required by statute or regulation	$25,000

C)     Tax Services

      The table below lists the tax services, and respective cost limitations, that the Audit Committee has pre-approved for fiscal year 2003. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

		Range of Fees

C-1	U.S. federal, state and local tax planning and advice	$100,000
C-2	U.S. federal, state and local tax compliance	$300,000
C-3	International tax planning and advice	$10,000
C-4	International tax compliance	$10,000
C-5	Review of U.S. federal, state, local and international income, franchise and other tax returns	$150,000
C-6	Expatriate tax planning and advice	$10,000
C-7	Tax services related to due diligence on potential acquisitions	$150,000
C-8	1031 planning advice	$150,000

D)     Other Permissible Non-Audit Services

      The table below lists the other permissible non-audit services, and respective cost levels, that the Audit Committee has pre-approved.

-None-

UNITED DOMINION REALTY TRUST, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 4, 2004
4:00 p.m.

The Jefferson Hotel
101 West Franklin Street
Richmond, Virginia 23220-5009

If you consented to access your proxy information electronically, you may view it by going to United Dominion Realty Trust, Inc.’s website at http://www.udrt.com/financialinfo/annual_reports.asp.

In the future, if you would like to access your annual reports and proxy statements electronically via the Internet rather than receiving them by mail, please go to the following website at http://www.econsent.com/udr/ and follow the instructions listed on such website.

United Dominion Realty Trust, Inc. 1745 Shea Center Drive, Suite 200 Highlands Ranch, CO 80129-1540	proxy

This proxy is solicited on behalf of the Board of Directors of United Dominion Realty Trust, Inc. for use at the Annual Meeting on May 4, 2004.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you (i) acknowledge receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 2, 2004, (ii) revoke all prior proxies, and (iii) appoint Robert C. Larson and Thomas W. Toomey, and each of them, as proxies and attorneys-in-fact, with full power to each of substitution, to vote your shares which you would be entitled to vote if then and there personally present on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournment(s) thereof.

See reverse for voting instructions

There are three ways to vote your Proxy

Your telephone or Internet vote is permitted under Maryland law and authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-435-6710 — QUICK ☐☐☐ EASY ☐☐☐ IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m., Central Time on May 3, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/udr/ — QUICK ☐☐☐ EASY ☐☐☐ IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m., Central Time on May 3, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return it to United Dominion Realty Trust, Inc. c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	(01) Eric J. Foss	(06) Thomas R. Oliver	☐	VOTE FOR ALL	☐	WITHHOLD
		(02) Robert P. Freeman	(07) Lynne B. Sagalyn		NOMINEES		AUTHORITY
		(03) Jon A. Grove	(08) Mark J. Sandler		(except as		TO VOTE FOR
		(04) James D. Klingbeil	(09) Robert W. Scharar		marked below)		ALL NOMINEES
		(05) Robert C. Larson	(10) Thomas W. Toomey

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to ratify the selection of Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2004.	☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐	Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.